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                              EMPLOYMENT AGREEMENT
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This Employment Agreement is dated as of May 15, 1996 and is between Merisel,
Inc. (the "Company"), a Delaware corporation, and the undersigned executive officer of the Company ("Executive").

Executive and the Company desire to set forth certain of the terms and conditions governing Executive's employment by the Company.

Accordingly, Executive and the Company hereby agree as follows:

SECTION 1  DEFINITIONS.  For purposes of this Agreement, the following terms
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shall have the meanings set forth below:

     (a) "Annual Base Salary" shall mean Executive's annual base salary set forth in Section 3(a), exclusive of any bonus or incentive compensation, benefits (whether standard or special), relocation or tax equalization payments, automobile allowances, pension payments or reimbursements for professional services.

     (b) "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

     (c) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct is limited to, physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or sexual harassment of another Associate by Executive); or Executive conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude.

     (d) "Benefit Period" shall mean a period of one year beginning July 1, 1996.

     (e) "Expiration Date" shall mean August 31, 1996 or a later date as agreed to by both parties.

     (f) "Payment Event" shall mean July 1, 1996, unless a Termination for Cause shall have occurred prior to such date.

SECTION 2 "AT-WILL" EMPLOYMENT.  Subject to the express provisions of this
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Agreement, the Company shall have no obligation to retain or continue Executive as an employee and Executive's employment status as an "at-will" employee of Company is not affected by this Agreement.

SECTION 3 TERMS OF EMPLOYMENT.  Executive's compensation and benefits during
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employment with the Company through the Expiration Date shall include:

     (a) Effective as of June 1, 1995 through June 30, 1996, an Annual Base Salary of $215,000.00; thereafter, Executive's Base Salary shall be $35,833.33 per month.
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     (b) Effective June 1, 1996 in lieu of a superannuation payment to
     Executive, Company will instead immediately cancel the $30,000.00 loan, together with all accrued but unpaid interest, from Company to Executive.

     (c) Effective as of June 1, 1995, Executive shall be eligible for a $40,000 annual bonus payable quarterly to a maximum of $10,000.00 per quarter based on achievement of the Board approved plan for ComputerLand.

     (d) Company has leased a car for Executive's use and will continue to do so during her employment with the Company and for a period of two months following the Expiration Date. Company will continue to pay all expenses incurred in connection with the lease of the car including lease payments, maintenance, insurance and gasoline, not to exceed $26,000.00 per calendar year. If Company pays less than $26,000.00/year in either 1995 or 1996 on an annualized basis, for expenses incurred in connection with the lease and provision of the car to Executive, then Company shall pay Executive the difference between the annualized expenses paid by Company and $26,000.00.

     (e) Company will continue to pay all housing and related costs for housing for Executive in the San Francisco Bay Area through the period of Executive's employment by the Company and for a period of one month thereafter.

     (f) Company will pay Executive within 10 business days' receipt of each invoice by the Company, for twelve months of medical/health insurance in Australia with payments to begin at least 3 months prior to the Payment Event or Expiration Date, whichever is sooner.

     (g) Executive is not to bear the burden of any United States Federal or state taxes for: (i) payments made by the Company, or reimbursed or paid to Executive under Sections 3 (e) or (f) ; or (ii) payments made by Company or reimbursed or paid to Executive for Executive's costs and expenses for relocation to Pleasanton, California. Consequently, Company will either:
     (i) gross up the amount of such payment or reimbursement to Executive so that Executive will receive an amount equal to the payment or reimbursement, after taking into account all applicable taxes; or (ii) pay Executive the amount of any such tax prior to the date that the tax must be paid by Executive.

SECTION 4 PAYMENT EVENTS.
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     (a) The Company shall  pay Executive on the date of the Payment Event
     $215,000.00.   In the event that Executive dies before such payment is
     made, Company agrees that it shall immediately pay any payments remaining unpaid under this Section 4(a) as a death benefit to Executive's estate on
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     the same terms;

     (b) On the Expiration Date, the Company shall pay Executive all compensation and benefits, including unused vacation pay, earned by her through such date;

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     (c) Following the Expiration Date, Company shall pay Executive within ten
     (10) business days receipt of each invoice, all costs and expenses associated with Executive's relocation to Australia including removal of all personal goods, chattels and effects including packaging, comprehensive insurance, storage, cleaning (laundry and dry cleaning after unpacking) and air freight of a reasonable amount of personal goods;

     (d) Company shall pay Executive a lump sum payment of $15,000.00 to Executive to cover repurchase by Executive of electrical appliances on the date of the Payment Event.

     (e) Company will reimburse Executive within ten(10) business days receipt of each invoice for the cost of Executive's COBRA payments under Company's health insurance plans until Executive qualifies for coverage under Australian medical/health insurance, but no more than three months. Company will continue to pay for Executive's medical/health insurance in Australia pursuant to Section 3(f); and

     (f) Company has amended Executive's stock options to provide that options to purchase 6,250 shares at $4.579 per share, previously scheduled to vest on May 27, 1997 shall vest on July 1, 1996.

Executive is not to bear any burden for United States federal or state taxes consequences for payments made by the Company or reimbursed or paid to Executive under Section 4(c) and (e). Consequently, Company will either: (i) gross up the amount of such payment or reimbursement to Executive so that Executive will receive an amount equal to the payment or reimbursement, after taking in to account all applicable taxes; or (ii) pay Executive the amount of any such tax prior to the date that the tax must be paid by Executive.

SECTION 5 WITHHOLDING. Company shall deduct from all payments paid to
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Executive under this Agreement any amounts required under the laws of the United
States or any State within the United States for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.


SECTION 6 EXECUTIVE'S OBLIGATIONS. In exchange for Company providing the above
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described benefits to Executive, Executive agrees to the following:

     (a) Executive agrees to continue to observe and comply with all company policies during Executive's employment by Company;

     (b) Executive agrees that during the Benefit Period, Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with,

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

     any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corporation or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them;

     (c) During the term of this Agreement, or if longer, the Benefit Period, Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1995;

     (d) Prior to receiving any compensation from Company under Section 4, Executive will execute and deliver to Company a Release and a Confidentiality Agreement, each substantially in the form satisfactory to Company, with such changes as Company might request;

     (e) In the event of any breach by Executive of the restrictions contained in this Agreement, Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages;

     (f) Executive shall cooperate in making appliances purchased by Executive for her relocation to Pleasanton, California and paid for by the Company, available to the Company; and

     (g) Executive shall assist Company, as requested, in its search for a President of the ComputerLand business.

SECTION 7  ASSUMPTION AGREEMENT. The Company will require any successor
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(whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

SECTION 8 MISCELLANEOUS.  This Agreement shall be binding upon and inure to
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the benefit of Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of

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this Agreement, the prevailing party shall be entitled to reasonable attorneys'
fees in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.


MERISEL, INC.



By:_______________________
Its:_______________________


"EXECUTIVE"

__________________________
VERILYN SMITH


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